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                           SCHEDULE 14A INFORMATION

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                     the Securities Exchange Act of 1934

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                                 PROVANT, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                Provant Committee to Restore Shareholder Value

                                --------------

                             c/o Epic Partners LLC
                        116 West 23rd Street, 5th Floor
                               New York, NY 10011


BY HAND
-------

June 19, 2001

Mr. John R. Murphy
Chairman of the Board
Provant, Inc.
67 Batterymarch Street
Suite 600
Boston, MA 02110

Dear Mr. Murphy:

     As you know, the Provant Committee to Restore Shareholder Value (the "Committee") recently announced, among other things, its intention to propose an alternative slate of directors at Provant's upcoming annual meeting. The Committee consists of Provant shareholders who beneficially own in aggregate approximately 13.6% of the outstanding stock. As we indicated in our press release on June 11, additional Provant shareholders have expressed interest in becoming a part of the Committee, which together with the existing members, would represent in excess of 25% of Provant's outstanding shares.

     The Company's Shareholder Rights Plan (the "Plan") adopted last year presents an unintended potential obstacle to Provant shareholders wishing to join the Committee and encouraging other Provant shareholders to exercise their voting rights in favor of our slate of directors. If shareholders beneficially owning 15% or more of the Common Stock become part of the Committee, the Committee arguably becomes an "Acquiring Person" under the Rights Agreement.
The consequence of such an event could be to trigger the distribution of rights to acquire Provant Common Stock at a deep discount. Thus, if the Committee expanded beyond the 15% threshold, the current Board of Directors could be faced with the decision whether to permit the distribution of these highly dilutive rights.

     On July 18, 2000, the Board of Directors issued a press release announcing its adoption of the Plan. In that release the Board said, "The Rights Plan is designed to ensure that all Provant shareholders receive fair and equal treatment in the event of a proposed takeover of the Company and to deter unfair takeover tactics which might provide inadequate value to shareholders." The Committee agrees with the objectives of the Plan, but notes that the Plan is clearly not designed for situations such as this, where existing long-term shareholders wish to join together to present an alternative slate of directors to their fellow Provant shareholders. Shareholder rights plans, including Provant's, are meant to protect shareholders from unwanted, hostile and coercive acquisitions in which objectionable tactics such as "two-tier" tender offers are deployed. The Committee does not intend to make an offer for the Company's shares. Were the Company to consider using the provisions of the Plan to prevent Provant Shareholders from freely joining the Committee, it would fly in the face of shareholder democracy and clearly signal that the current management has no interest in the rights of shareholders and is merely seeking to entrench its position in the Company. The Committee has publicly stated that its intention is to present an alternative slate of directors at the 2001 Annual Meeting. Using the Plan to thwart this effort would be a huge disservice to all Provant shareholders.

     We hereby request that the directors promptly amend the Rights Agreement to exempt the Committee from the definition of "Acquiring Person", regardless of the Committee's activities in soliciting proxies for an alternative slate of directors, the number of shareholders who join the Committee, or the percentage of outstanding shares owned by members of the Committee. The Committee wants to be clear that it is not asking for a recission of the Plan or a redemption of the preferred stock purchase rights provided for in the Rights Agreement, but solely a case-specific clarification.
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     We would be happy to meet with you or any other board member to discuss our request.

Very truly yours,

Provant Committee to Restore
Shareholder Value

By:  Epic Partners LLC

By:  /s/ Justin Ockenden
   ---------------------


cc:  Board of Directors

     Curtis M. Uehlein
     John H. Zenger
     David B. Hammond
     Esther T. Smith
     John E. Tyson


     Constantine Alexander, Esq.
     Nutter, McClennen & Fish, LLP